John M. Siriunas, P. Eng.
                                       25 3RD Side Road, Milton, ON, Canada
L9T 2W5
                                Tel: 416-570-9271  E-mail: Sirius@gotta-be-
mined.com




     6 November, 2002


     Manchester Inc.,
     675 West Hastings Street,
     Suite 200,
     Vancouver, BC
     V6B 1N2


     Dear Sir:


     This letter will constitute my permission for Manchester Inc. to use my report of September 30, 2002, entitled "Report on the Mac Souht Property, Maclennan Township, District of Sudbury, Ontario" and prepared for Terry Loney, for any purposes normal to the business of Manchester Inc.


     Yours truly,


     /s/ John Siriunas

     John M. Siriunas, P.Eng.